SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K



                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



    Date of report (Date of earliest event reported)        October 24, 2001
                                                        ------------------------



                               UNOCAL CORPORATION
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             (Exact name of registrant as specified in its charter)



                                    Delaware
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                 (State or Other Jurisdiction of Incorporation)



    1-8483                                   95-3825062
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(Commission File Number)                (I.R.S. Employer Identification No.)



2141 Rosecrans Avenue, Suite 4000, El Segundo, California         90245
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(Address of Principal Executive Offices)                       (Zip Code)



                                 (310) 726-7600
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              (Registrant's Telephone Number, Including Area Code)

Item 5.           Other Events.

Third Quarter and Nine Months 2001 Earnings
--------------------------------------------

Unocal Corporation's net earnings were $102 million, or 42 cents per share (diluted), for the third quarter of 2001, with all $102 million coming from continuing operations. This compared to $190 million, or 77 cents per share (diluted), for the third quarter of 2000, with $176 million from continuing operations and $14 million from discontinued operations.

The decrease in quarterly earnings was primarily due to lower worldwide average crude oil, condensate and natural gas liquids (liquids) and natural gas prices, which was partially offset by higher worldwide natural gas production. The Company's worldwide average natural gas price, including realized hedging activities, was $2.75 per thousand cubic feet (mcf) in the third quarter of 2001, which was a decrease of 36 cents per mcf, or 12 percent, from the same period a year ago. The Company's worldwide average liquids price, including realized hedging activities, was $22.87 per barrel in the third quarter of 2001, which was a decrease of $5.03 per barrel, or 18 percent, from the same period a year ago. The Company's worldwide natural gas production was 2,013 million cubic feet per day (mmcf/d) in the third quarter of 2001, which was an increase of 8 percent from the same period a year ago. The increase was primarily due to higher natural gas production from the U.S. Lower 48 operations. In the third quarter of 2001, earnings from continuing operations included $25 million in special item charges, primarily relating to environmental and litigation provisions, while the third quarter of 2000 included $52 million in special item charges. The special items recorded in the third quarter of 2000 consisted of losses of $40 million related to commodity derivative positions not accounted for as hedges and $38 million in environmental and litigation charges, which were partially offset by $26 million in net benefits related to foreign and U.S. deferred tax adjustments.

For the nine months period ending September 30, 2001, the Company's net earnings were $644 million, or $2.59 per share (diluted), with $629 million from continuing operations, $16 million from discontinued operations, and a loss of $1 million from the cumulative effect of an accounting change. This compared to $587 million, or $2.37 per share (diluted), for the same period a year ago, with $550 million from continuing operations and $37 million from discontinued operations.

Earnings from continuing operations for the nine months period of 2001 totaled $629 million, which was an increase of $79 million from the same period a year ago. This increase was primarily due to higher worldwide average natural gas prices and increased natural gas production. The Company's worldwide average natural gas price, including realized hedging activities, was $3.51 per mcf for the nine months period of 2001, which was an increase of 83 cents per mcf, or 31 percent, from the same period a year ago. The Company's worldwide natural gas production increased by 11 percent from the same period a year ago, primarily due to higher natural gas production from the U.S. Lower 48 and Far East operations. These positive results were partially offset by higher dry hole costs and higher depreciation, depletion and amortization expense. In the nine months period of 2001, earnings from continuing operations included $66 million in special item charges, primarily relating to environmental and litigation provisions, while the nine months period of 2000 included $13 million in special item benefits, detailed in the table below.

                                                                 For the Three Months        For the Nine Months
                                                                  Ended September 30,        Ended September 30,
                                                                -----------------------   ------------------------
Millions of dollars                                                  2001         2000          2001         2000
------------------------------------------------------------------------------------------------------------------
Special items:
   Continuing operations
     Gain on asset sales                                                -            -             -           42
     Deferred tax adjustment                                            -           46             -           46
     Environmental and litigation provisions/settlements              (26)         (38)          (71)         (71)
     Executive stock purchase program                                   -            -             -           (9)
     Insurance benefits related to environmental issues                 -            -             -           21
     Trading derivatives- non-hedging (Northrock)                       1          (40)            5          (40)
     Provision for prior years income tax issues (Other)                -          (20)            -          (20)
     Reformulated gasoline patent case                                  -            -             -           55
     Restructuring costs                                                -            -             -          (11)
------------------------------------------------------------------------------------------------------------------
Total special items from continuing operations                        (25)         (52)          (66)          13
   Discontinued operations
     Gain on disposal - Agricultural products                           -           14             -           37
     Gain on disposal - Refining and marketing                          -            -            16            -
------------------------------------------------------------------------------------------------------------------
Total special items from discontinued operations                        -           14            16           37

Earnings from discontinued operations were $16 million in the nine months period of 2001 compared with $37 million in the same period a year ago. The Company recorded after-tax gains of $16 million in the nine months period of 2001 related to a participation agreement tied to its former West Coast refining, marketing and transportation assets, which were sold in 1997. The participation agreement covers price differences between California Air Resources Board Phase 2 gasoline and conventional gasoline. The maximum potential payments under this participation agreement are capped at $100 million and extend to 2003. The third quarter and nine months periods of 2000 results reflected the Company's former agricultural products business, which was sold later in that year.

In 2001, the Company recorded a one-time non-cash $1 million after-tax charge consisting of the cumulative effect of change in accounting principle related to the initial adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities".

Total revenues from continuing operations for the third quarter of 2001 were $1.58 billion, compared with $2.35 billion for the third quarter of 2000. This decrease was primarily due to lower marketing and trading activities in crude oil and condensate by the Company's Trade segment, as well as lower overall hydrocarbon commodity prices. Total revenues from continuing operations for the nine months period of 2001 were $5.49 billion, compared with $6.42 billion for the same period a year ago.

Capital spending in the third quarter of 2001 was $437 million, compared with $314 million for the third quarter of 2000. Capital spending for the nine months period of 2001 was $1,261 million, compared with $872 million in the same period a year ago. The higher capital expenditures in 2001 were primarily due to higher exploratory expenditures and property acquisitions in the Gulf of Mexico and Brazil and higher development expenditures in Indonesia. The capital expenditures amounts for both the third quarter and the nine months periods excluded major acquisitions.

The Company's total debt, including current maturities, was $2.86 billion at September 30, 2001, compared with $2.51 billion at December 31, 2000.

OPERATING HIGHLIGHTS
(UNAUDITED)
                                                              For the Three Months      For the Nine Months
                                                               Ended September 30,      Ended September 30,
                                                              ----------------------   ----------------------
                                                                  2001         2000        2001         2000
-------------------------------------------------------------------------------------------------------------
North America Net Daily Production
  Crude oil, condensate and natural gas liquids (thousand barrels)
     Lower 48 (a)                                                   60           53          58           53
     Alaska                                                         26           25          25           26
     Canada (a)                                                     16           16          15           17
-------------------------------------------------------------------------------------------------------------
          Total crude oil, condensate and natural gas liquids      102           94          98           96

  Natural gas - dry basis (million cubic feet)
     Lower 48 (a)                                                  939          777         922          740
     Alaska                                                         83          128         104          138
     Canada (a)                                                     92           96         105           98
-------------------------------------------------------------------------------------------------------------
          Total natural gas                                      1,114        1,001       1,131          976

North America Average Prices (b)
  Crude oil, condensate and natural gas liquids (per barrel)
     Lower 48                                                  $ 23.11      $ 28.45     $ 24.63      $ 26.27
     Alaska                                                    $ 21.58      $ 25.70     $ 22.18      $ 24.02
     Canada                                                    $ 20.89      $ 26.89     $ 20.74      $ 22.43
          Average                                              $ 22.37      $ 27.45     $ 23.39      $ 24.97

  Natural gas (per mcf)
     Lower 48                                                  $  2.97      $  4.26     $  4.76      $  3.42
     Alaska                                                    $  1.57      $  1.20     $  1.30      $  1.20
     Canada                                                    $  2.76      $  2.66     $  3.40      $  1.98
          Average                                              $  2.85      $  3.69     $  4.29      $  2.94
-------------------------------------------------------------------------------------------------------------
International Net Daily Production
  Crude oil, condensate and natural gas liquids  (thousand barrels)
     Far East                                                       49           47          49           47
     Other                                                          19           18          19           18
-------------------------------------------------------------------------------------------------------------
          Total crude oil, condensate and natural gas liquids       68           65          68           65

  Natural gas - dry basis (million cubic feet)
     Far East                                                      833          816         845          799
     Other                                                          66           52          64           56
-------------------------------------------------------------------------------------------------------------
          Total natural gas                                        899          868         909          855

International Average Prices (b)
  Crude oil, condensate and natural gas liquids (per barrel)
     Far East                                                  $ 23.04      $ 28.30     $ 24.02      $ 25.45
     Other                                                     $ 25.27      $ 29.24     $ 26.04      $ 27.24
          Average                                              $ 23.65      $ 28.57     $ 24.60      $ 25.96

  Natural gas (per mcf)
     Far East                                                  $  2.62      $  2.44     $  2.54      $  2.37
     Other                                                     $  2.80      $  2.86     $  2.90      $  2.79
          Average                                              $  2.63      $  2.47     $  2.57      $  2.40
-------------------------------------------------------------------------------------------------------------
Worldwide Net Daily Production (a)
  Crude oil, condensate and natural gas liquids(thousand barrels)  170          159         166          161
  Natural gas - dry basis (million cubic feet)                   2,013        1,869       2,040        1,831
  Barrels oil equivalent (thousands)                               506          470         506          466

Worldwide Average Prices (b)
  Crude oil, condensate and natural gas liquids (per barrel)   $ 22.87      $ 27.90     $ 23.89      $ 25.37
  Natural gas (per mcf)                                        $  2.75      $  3.11     $  3.51      $  2.68
-------------------------------------------------------------------------------------------------------------

(a)  Production includes 100 percent of production of consolidated subsidiaries and proportional shares of production of equity investees.
(b)  Average prices include hedging gains and losses but exclude gains or losses on derivative positions not accounted for as hedges, the ineffective portion of hedges and other Trade margins.

Outlook
--------

The Company projects adjusted after-tax earnings to be 25 to 35 cents per share (diluted) for the fourth quarter of 2001, assuming an average NYMEX benchmark price of $22.25 per barrel of crude oil and $2.55 per million British thermal units (MMBtu) for Lower 48 natural gas. The Company's forecasted earnings are expected to change 3 cents per share for every $1 change increase in the Company's average worldwide realized price for crude oil and 2 cents per share for every 10-cent change in its average realized Lower 48 natural gas price.

The Company's net daily worldwide production is projected to average between 500,000 and 510,000 barrels-of-oil equivalent in the fourth quarter. The Company's forecast also assumes pre-tax dry hole costs of $20 to $25 million in the fourth quarter.

Forward-looking statements and estimates regarding projected earnings, commodity prices, dry hole costs and production levels, in this filing are based on assumptions about operational, market, competitive, regulatory, environmental, political and other considerations. Actual results could differ materially as a result of factors discussed in Unocal 's 2000 Annual Report on Form 10-K and subsequent reports.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.




                                                 UNOCAL CORPORATION
                                                   (Registrant)




Date:  October 30, 2001                     By:  /s/ JOE D. CECIL
      ------------------                         -------------------------------
                                                  Joe D. Cecil
                                                  Vice President and Comptroller